Exhibit 10.5

Xerium Technologies, Inc.

Description of Compensation for Non-Management Directors

Cash Compensation

Non-management directors receive an annual cash retainer of $30,000. For meetings held after March 31, 2009, non-management directors also receive $1,500 per director per meeting for attending meetings of the Board or any committee of the Board in person and $500 for attending meetings that last longer than one hour by telephone. The chairman of the Audit Committee also receives additional cash compensation at an annual rate of $10,000 per year, and the chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee each receive additional cash compensation at an annual rate of $5,000 per year. These amounts are payable quarterly in arrears promptly following the end of the quarter. Directors are also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Equity Compensation

Non-management directors that serve until the next annual meeting of stockholders will receive equity-based compensation in the form of a grant of restricted stock units following the annual meeting of stockholders in recognition of their services for the prior year. The number of restricted stock units granted to each non-management director is calculated by dividing $40,000 by the average closing price per share of the Company’s common stock over the 20 trading days prior to the annual meeting of stockholders. Non-management directors whose service on the Company’s board is terminated prior to the next annual meeting of stockholders will also receive a grant of restricted stock units, calculated by dividing a pro-rated portion of $40,000 (based on the number of days served by the director since the prior annual meeting of stockholders) by the average closing price per share of the Company’s common stock over the 20 trading days prior to the director’s date of termination. In either case, the restricted stock units shall be granted promptly after the 20 trading day period runs.

Dividends, if any, in respect of these restricted stock units are paid at the same rate as dividends on the Company’s common stock but are paid only in the form of additional restricted stock units. The restricted stock units are fully vested at grant. Upon the termination of the director’s service on the Company’s board, such director is entitled to receive the number of shares of common stock that equals the number of restricted stock units the director has earned.

To the extent that a non-management director has already received equity compensation for a given period of service pursuant to a Company policy previously in effect, the equity compensation provisions of this policy will not be applicable to such director until after the end of the period of service for which the equity compensation was previously awarded.